UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE l4A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule l4a-l2

CINEDIGM CORP.

(Name of Registrant As Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY COPY SUBJECT TO COMPLETION DATED APRIL 17, 2023

CINEDIGM CORP.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [ ● ], 2023

Dear Fellow Stockholders:

We invite you to attend the Special Meeting of Stockholders of Cinedigm Corp., a Delaware corporation (the “Company”), which will be held virtually on [ ● ], 2023, at [ ● ] Pacific Time (the virtual “Special Meeting”). At the Special Meeting, you will be asked to vote on the following proposals (as more fully described in the Proxy Statement accompanying this Notice):

1.

To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s Class A Common Stock, subject to the Board’s discretion (Proposal One). If the stockholders approve Proposal One, the Board will have the authority, but not the obligation, in its sole discretion and without further action on the part of the stockholders, to proceed with or abandon a reverse stock split.

2.

To approve an amendment to the Company’s Certificate of Incorporation to reduce the total number of shares of Class A Common Stock authorized for issuance in connection with a reverse stock split (Proposal Two).

3.	To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

Important Notice Regarding Availability of Proxy Materials for the Special Meeting on [ ● ], 2023:

Cinedigm Corp.’s Notice of Special Meeting of Stockholders and Proxy Statement are available at www.cinedigm.com.Only stockholders of record at the close of business on April 5, 2023 are entitled to notice of and to vote at the Special Meeting or any adjournment thereof.

YOUR VOTE IS VERY IMPORTANT. WE HOPE YOU WILL ATTEND THIS SPECIAL MEETING VIRTUALLY. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR SHARES VIA THE INTERNET OR THE TOLL-FREE NUMBER AS DESCRIBED IN THE ENCLOSED MATERIALS. IF YOU RECEIVED A PROXY CARD BY MAIL, PLEASE SIGN, DATE AND RETURN IT IN THE ENVELOPE PROVIDED. IF YOU RECEIVED MORE THAN ONE PROXY CARD, IT IS AN INDICATION THAT YOUR SHARES ARE REGISTERED IN MORE THAN ONE ACCOUNT. PLEASE COMPLETE, DATE, SIGN AND RETURN EACH PROXY CARD YOU RECEIVE. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY PROXY WILL NOT BE USED.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. McGurk
Chairman of the Board of Directors

New York, New York

Date: [ ● ], 2023

PRELIMINARY COPY SUBJECT TO COMPLETION DATED APRIL 17, 2023

CINEDIGM CORP.

244 Fifth Avenue, Suite M289

New York, NY 10001

(212) 206-8600

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

[ ● ], 2023

GENERAL

This Proxy Statement is being furnished to the stockholders of CINEDIGM CORP. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”). The proxies are for use at the Special Meeting of Stockholders of the Company to be held virtually on [ ● ], 2023, at [ ● ] Pacific Time, or at any adjournment thereof (the virtual “Special Meeting”). The virtual Special Meeting can be accessed via the internet by visiting www.virtualshareholdermeeting.com/CIDM2023 and entering the control number included in the Notice of Internet Availability or proxy card that you receive. At the virtual Special Meeting, you will be able to listen to the meeting live, submit questions, and vote online. You will not be able to attend the Special Meeting in person.

The shares represented by your proxy will be voted at the Special Meeting as therein specified (if the proxy is properly executed and returned, and not revoked).

The shares represented by your proxy will be voted as indicated on your properly executed proxy. If no directions are given on the proxy, the shares represented by your proxy will be voted:

FOR the amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s Class A Common Stock, subject to the Board’s discretion (Proposal One). If the stockholders approve Proposal One, the Board will have the authority, but not the obligation, in its sole discretion and without further action on the part of the stockholders, to proceed with or abandon a reverse stock split.

FOR the amendment to the Company’s Certificate of Incorporation to reduce the total number of shares of Class A Common Stock authorized for issuance in connection with a reverse stock split (Proposal Two).

The Company knows of no other matters to be submitted to the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board may recommend.

These proxy solicitation materials are first being mailed or made available to the stockholders on or about [ ● ], 2023.

VIRTUAL MEETING

The Special Meeting will be held virtually in light of health and safety concerns regarding COVID-19 that we and our stockholders may have and the protocols that have been imposed. Holding a virtual meeting also reduces costs to the Company and makes a meeting more readily available to all stockholders regardless of their location. We believe hosting the Special Meeting virtually provides the safest and most convenient forum for a meeting and that the virtual Special Meeting format will provide stockholders with a similar level of transparency to the traditional in-person meeting format. If we experience technical difficulties at the virtual Special Meeting and are not able to resolve them within a reasonable amount of time, we will adjourn the Special Meeting to a later date and will provide notice of the date and time of such adjourned meeting on a Current Report on Form 8-K that we will file with the SEC.

VOTING SECURITIES

Stockholders of record at the close of business on April 5, 2023 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. As of the Record Date, 186,914,711 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), and one share of Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), were issued and outstanding. The share of Series B Preferred Stock may only vote on Proposal One, as described below.

Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held as of the Record Date.

The holder of Series B Preferred Stock is entitled to 1,800,000,000 votes for the single share of Series B Preferred Stock held as of the Record Date on Proposal One and has no voting rights with respect to any other matter; provided, however, that the holder of Series B Preferred Stock shall have no voting rights with respect to Proposal One unless the holders of one third (1/3) of the total number of issued and outstanding shares of Class A Common Stock are present, in person (including by remote communication, if applicable) or represented by proxy, at the Special Meeting. The Series B Preferred Stock votes must be voted in the same proportion as the votes cast by holders of shares of Class A Common Stock of the Company on such proposal. For example, if 60% of the votes cast by holders of Class A Common Stock of the Company for the Proposal One vote “For” the proposal and 40% vote “Against” the proposal, the holder of the share of Series B Preferred Stock will cast 1,080,000,000 votes “For” the Proposal One and 720,000,000 votes “Against” the Proposal One. Because the voting of the Series B Preferred Stock will mirror only votes cast, abstentions and broker non-votes, if any, will have no impact on how the share of Series B Preferred Stock is voted. The Series B Preferred Stock will vote on Proposal One as a single class with the Class A Common Stock. The share of Series B Preferred Stock will be automatically redeemed by us following the approval of Proposal One.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

Holders of at least one- third of the aggregate voting power of the outstanding shares of Class A Common Stock and Series B Preferred Stock as of the Record Date must be present, in person or by proxy, at the Special Meeting in order to have the required quorum for the transaction of business. In addition, for the Series B Common Stock to be entitled to vote on Proposal One at the Special Meeting, holders of at least one-third of the outstanding shares of Class A Common Stock must be present, in person or by proxy, at the Special Meeting If the holders of insufficient shares of Class A Common Stock and Series B Preferred Stock are present, in person and by proxy, at the Special Meeting to constitute the required quorum, the Special Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares of Class A Common Stock that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the Special Meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote at the Special Meeting with respect to such matter. Abstentions will be counted for purposes of quorum and will have the same effect as a vote “AGAINST” a proposal.

Because Proposal One and Proposal Two are considered “routine” proposals upon which brokers may vote without instruction from the beneficial owners, we do not expect there to be any broker non-votes (i.e., votes for shares of Class A Common Stock held as of the Record Date by brokers or other custodians as to which the beneficial owners have given no voting instructions) at the Special Meeting. Any broker non-votes that are received will be counted as “shares present” at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

REVOCABILITY OF PROXY

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Corporate Secretary a written notice of revocation, a duly executed proxy bearing a later date or by attending the Special Meeting and voting in person. Attending the Special Meeting in and of itself will not constitute a revocation of a proxy.

DISSENTERS’ RIGHT OF APPRAISAL

Under Delaware General Corporation Law and the Company’s Fifth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), stockholders are not entitled to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Special Meeting.

SOLICITATION

Proxies may be solicited by certain of the Company’s directors, executive officers and regular employees, without additional compensation, in person, or by telephone, e-mail or facsimile. In addition, the Company has engaged Morrow Sodali as paid solicitors in connection with the Special Meeting. The anticipated cost of such service is approximately $12,500. The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Class A Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.

Some banks, brokers and other record holders have begun the practice of “householding” notices, proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. The Company will promptly deliver an additional copy of any such document to any stockholder who writes or calls the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notices, proxy statements and annual reports, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Investor Relations at 244 Fifth Avenue, Suite M289, New York, NY 10001 or (212) 206-8600.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED

AT NEXT ANNUAL MEETING

In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Company’s proxy statement to be issued in connection with the 2023 annual meeting of stockholders, such stockholder proposal must be received by the Company no later than June 2, 2023. Any such stockholder proposal submitted, including any accompanying supporting statement, may not exceed 500 words, as per Rule 14a-8(d) of the Exchange Act. Any such stockholder proposals submitted outside the processes of Rule 14a-8 promulgated under the Exchange Act, which a stockholder intends to bring forth at the Company’s 2023 Annual Meeting of Stockholders, will be untimely if received by the Company unless it is received between July 13, 2023 and August 12, 2023 in accordance with our bylaws. In order for stockholders to give timely notice of nominations for directors, other than those nominated by the Company, for inclusion on a universal proxy card in connection with the 2023 Annual Meeting, notice must be submitted no later than September 11, 2023 and include all of the information required by Rule 14a-19 under the Exchange Act. All stockholder proposals must be made in writing addressed to the Corporate Secretary at 244 Fifth Avenue, Suite M289, New York, NY 10001. You are also advised to review the Company’s bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

AVAILABILITY OF PROXY MATERIALS

Our proxy materials are primarily available to stockholders on the Internet, as permitted by the rules of the Securities and Exchange Commission (the “SEC”). A Notice of Internet Availability of Proxy Materials will be mailed to stockholders beginning approximately [ ● ], 2023, and this Proxy Statement and form of proxy are first being made available to stockholders beginning approximately [ ● ], 2023. These documents are also included in our filings with the SEC, which you can access electronically at the SEC’s website at http://www.sec.gov.

PROPOSAL ONE
APPROVAL TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT

A REVERSE STOCK SPLIT OF THE COMPANY’S CLASS A COMMON STOCK,

SUBJECT TO THE BOARD’S DISCRETION

The Board has approved and adopted, and is hereby soliciting stockholder approval of, an amendment to the Certificate of Incorporation to effect a reverse stock split of the Company’s Class A Common Stock at a ratio of not less than one-for-two and not more than one-for-twenty (with the exact ratio determined by the Board), subject to the Board’s discretion to determine, without any further action by the stockholders, not to proceed with a reverse stock split if it determines that a reverse stock split is no longer in the best interest of the Company and its stockholders. The language of the new Section 4.1 of the Certificate of Incorporation which would be contained in an amendment is set forth in Appendix A to this Proxy Statement (the “Reverse Stock Split Amendment”). A vote for this Proposal One will constitute approval of the Reverse Stock Split Amendment providing for the combination of any whole number of shares of Class A Common Stock between and including two and twenty into one share of Class A Common Stock and will grant the Board the authority to select which of the approved exchange ratios within that range will be implemented. If the stockholders approve this Proposal One, the Board will have the authority, but not the obligation, in its sole discretion and without further action on the part of the stockholders, to select one of the approved reverse stock split ratios and effect the approved reverse stock split by filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at any time after the approval of the Reverse Stock Split Amendment; provided, however, that, if the Reverse Stock Split Amendment is approved by stockholders and has not been filed with the Secretary of State of the State of Delaware by the close of business on the first anniversary of the date on which the stockholders approved it, the Board will abandon the Reverse Stock Split Amendment without further action on the part of the stockholders. The number of shares of Class A Common Stock authorized under the Certificate of Incorporation, and the par value of the Class A Common Stock, will not be affected by a reverse stock split, if implemented. However the Board is seeking approval of Proposal Two which would reduce the number of authorized shares of Class A Common Stock if the Reverse Split Proposal is adopted. See Proposal Two below. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of Class A Common Stock outstanding immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.

The Board believes that stockholder approval of an exchange ratio range (rather than an exact exchange ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split. If the stockholders approve this Proposal One, the reverse stock split will be effected, if at all, only upon a determination by the Board that the reverse stock split is in the Company’s and its stockholders’ best interests at that time. In connection with any determination to effect the reverse stock split, the Board will set the time for such a split and select a specific ratio within the range approved by the Board. These determinations will be made by the Board with the intention to create the greatest marketability for our Class A Common Stock based upon prevailing market conditions at that time.

The Board reserves its right to elect to abandon the reverse stock split if it determines, in its sole discretion and without further action on the part of the stockholders, that this Proposal One is no longer in the best interest of the Company and its stockholders.

Purpose of the Reverse Stock Split Amendment

To Increase the Per Share Value of the Class A Common Stock and Meet Nasdaq Continued Listing Requirements

The purpose of the reverse stock split is to increase the per share trading value of the Class A Common Stock. The Board intends to effect the proposed reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for the Class A Common Stock, and only if the implementation of a reverse stock split is determined by the Board to be in the best interests of the Company and its stockholders. The Board may exercise its sole discretion not to implement a reverse stock split.

On April 4, 2022, the Company received a letter (the “Notice”) from the Listing Qualifications staff of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, based upon the closing bid price of the Class A Common Stock for the preceding 30 consecutive business days, the Company no longer met the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided a period of 180 calendar days, or until October 3, 2022, in which to regain compliance (which may be extended under certain conditions). In order to regain compliance with the minimum bid price requirement, the closing bid price of the Company’s Class A Common Stock must be at least $1 per share for a minimum of ten consecutive business days during such 180-day period. On October 4, 2022, Nasdaq approved an additional 180 calendar day compliance period, until April 3, 2023, during which the Company may cure the deficiency. On April 5, 2023, the Company received a notice of delisting as of April 14, 2023 from Nasdaq, and on April 12, 2023, the Company requested a hearing to appeal the delisting notice. Such hearing is scheduled for May 11, 2023. This request automatically stays any delisting or suspension action pending the issuance of a final decision by Nasdaq and the expiration of any further extension granted by Nasdaq. The Board believes that a reverse stock split may be the best option for the Company to bring the bid price for the Class A Common Stock above the $1 threshold in accordance with Nasdaq Listing Rule 5450(a)(1). If, based on the appeal, Nasdaq agrees to an additional extension of time during which the Company may effect a reverse stock split and this Proposal One is approved by stockholders, the Company expects to regain compliance with Nasdaq rules.

To potentially improve the marketability and liquidity of our common stock

The Board believes that a reverse stock split would allow a broader range of institutions to invest in the Class A Common Stock (namely, funds that are prohibited from buying stocks with a price below a certain threshold), potentially increasing the trading volume and liquidity of the Class A Common Stock. A reverse stock split would also help increase analyst and broker interest in the Class A Common Stock, as their policies can discourage them from following or recommending companies with lower stock prices. Because of the trading volatility often associated with lower-priced stock, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers.

Impact of the Reverse Stock Split Amendment if Implemented

If approved and effected, the reverse stock split will be effected simultaneously and in the same ratio for all of the Class A Common Stock. The reverse stock split will affect all holders of the Class A Common Stock uniformly and will not affect any stockholder’s percentage ownership interest, or voting power, in the Company (subject to the treatment of fractional shares). As described below, holders of Class A Common Stock otherwise entitled to a fractional share as a result of the reverse stock split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-reverse stock split holders of the Class A Common Stock to the extent there are, at the time the reverse stock split is effected, stockholders who would otherwise receive less than one share of Class A Common Stock after the reverse stock split. In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The principal effects of the Reverse Stock Split Amendment will be that:

•

depending on the ratio for the reverse stock split selected by the Board, each two to twenty shares of Class A Common Stock owned by a stockholder, as determined by the Board, will be combined into one share of Class A Common Stock;

•

the number of shares of Class A Common Stock issued and outstanding will be reduced from approximately 180,000,000 to between 90,000,000 (if the reverse split ratio chosen is two) to 9,000,000 (if the reverse split ratio chosen is twenty), depending upon the reverse stock split ratio selected by the Board;

•

based upon the reverse stock split ratio selected by the Board, proportionate adjustments will be made to the per share exercise price and/or the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, and other convertible or exchangeable securities entitling the holders thereof to purchase, exchange for, or convert into, shares of Class A Common Stock, which will result in approximately the same aggregate price being required to be paid for such exercisable or convertible securities upon exercise immediately preceding the reverse stock split; and

•

the number of shares reserved for issuance or pursuant to the securities or plans described in the immediately preceding bullet will be reduced proportionately based upon the reverse stock split ratio selected by the Board.

The table below illustrates the effect (without giving effect to a reduction in the number of authorized shares of Class A Common Stock if Proposal Two is approved), as of April 5, 2023, of a reverse stock split at certain ratios on (i) the shares of Class A Common Stock outstanding; (ii) the shares of Class A Common Stock reserved for issuance, (iii) the number of total authorized shares of Class A Common Stock under the Certificate of Incorporation, and (iv) the resulting number of shares of Class A Common Stock available for issuance:

	Shares Outstanding	Shares Reserved for Issuance	Total Authorized Shares[1]	Shares Authorized and Available (% of total authorized)
Prior to Reverse Stock Split	186,914,711	34,174,893	275,000,000	53,910,396 (19.6%)
One-for-two	93,457,355	17,087,446	275,000,000	164,455,199 (59.8%)
One-for-ten	18,691,471	3,417,489	275,000,000	252,891,040 (92.0%)
One-for-twenty	9,345,735	1,708,744	275,000,000	263,945,521 (96.0%)

1 Assuming Proposal Two is not approved. See Proposal Two for the number of authorized shares if Proposal Two passes.

Certain Risks Associated with the Reverse Stock Split

•

If the reverse stock split is effected and the market price of the Class A Common Stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of the Class A Common Stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

•

There can be no assurance that the reverse stock split will result in any particular price for the Class A Common Stock. As a result, the trading liquidity of the Class A Common Stock may not necessarily improve.

•

There can be no assurance that the market price per share of the Class A Common Stock after a reverse stock split will increase in proportion to the reduction in the number of shares of the Class A Common Stock outstanding before the reverse stock split. For example, based on the closing price of the Class A Common Stock on April 5, 2023 of $0.41 per share, if the reverse stock split were implemented and approved for a reverse stock split ratio of one-for-ten, there can be no assurance that the post-split market price of the Class A Common Stock would be $4.10, or greater. Accordingly, the total market capitalization of the Class A Common Stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. Moreover, in the future, the market price of the Class A Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the reverse stock split.

•

Because the number of issued and outstanding shares of Class A Common Stock would decrease as result of the reverse stock split but the number of shares of Class A Common Stock authorized would not be reduced proportionally unless Proposal Two is approved, the number of authorized but unissued shares of Class A Common Stock will, if Proposal One is approved but Proposal Two is not approved, increase on a relative basis. If the Company issues additional shares of Class A Common Stock, the ownership interest of the Company’s current stockholders would be diluted, possibly substantially.

•

The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of Class A Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

The Board intends to effect the reverse stock split only if it believes that a decrease in the number of shares is likely to improve the trading price of the Class A Common Stock and if the implementation of the reverse stock split is determined by the Board to be in the best interests of the Company and its stockholders.

Effective Time

The proposed reverse stock split would become effective as of 11:59 p.m., Eastern Time (the “Effective Time”), on the date of filing the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, at the Effective Time, all shares of the Class A Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of stockholders, into a lesser number of shares of the Class A Common Stock calculated in accordance with the reverse stock split ratio determined by the Board. Certificates previously representing shares of Class A Common Stock will represent the number of shares into which the shares previously represented by the stock certificate were combined as a result of the Reverse Split Amendment.

After the Effective Time, the Class A Common Stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify the Company’s equity securities, and when presented for transfer, stock certificates with the older CUSIP number will be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

After the Effective Time, the Company will continue to be subject to periodic reporting and other requirements of the Exchange Act. The Class A Common Stock will continue to be listed on the Nasdaq Capital Market under the symbol “CIDM”, although Nasdaq will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the reverse stock split has occurred.

Board Discretion to Implement the Reverse Stock Split Amendment

If the Reverse Stock Split Amendment is approved by the Company’s stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split (at the ratio between two and twenty determined by the Board as described above) is in the best interests of the Company and the stockholders. The Board’s determination as to whether the reverse stock split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of the Class A Common Stock, prevailing market conditions and the likely effect on the market price of the Class A Common Stock. If the Board determines to effect the reverse stock split, the Board will consider various factors in selecting the reverse split ratio between two and twenty including the overall market conditions at the time and the recent trading history of the Class A Common Stock.

Fractional Shares

Stockholders will not receive fractional post-reverse stock split shares in connection with the reverse stock split. Instead, the Company’s transfer agent for the registered stockholders will aggregate all fractional shares of Class A Common Stock and arrange for them to be sold as soon as practicable after the Effective Time at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. The Company expects that the transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of Class A Common Stock. After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date a stockholder receives payment for the cashed-out shares. The payment amount will be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the reverse stock split, stockholders will have no further interests in the Company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Effect on Beneficial Holders of Class A Common Stock (i.e., stockholders who hold in “street name”)

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the Class A Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of the Class A Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Certificated Shares

Dematerialization is the digital process of eliminating physical certificates for securities and other negotiable instruments. Dematerialized instruments are recorded electronically, maintained in the form of entries in the books (known as “book entry”) of stock transfer agents, registrars and depositories, and are evidenced by account statements or similar records. The goal of dematerialization is to facilitate paperless transactions, which streamlines processing, lowers cost, reduces the risks associated with lost, stolen or counterfeit certificates, and helps conserve natural resources. Dematerialization is accomplished in connection with the Direct Registration System (“DRS”), which was developed at the direction of the SEC as an alternative to physical certificates. The Company recently determined to implement dematerialization and make all future issuances of Class A Common Stock in book entry, as permitted by Delaware law.

Stockholders holding shares of Class A Common Stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender their certificate(s) representing shares of the Class A Common Stock (“Old Certificates”), to the transfer agent in exchange for book entry accounts reflecting the appropriate number of whole shares of post-reverse stock split Class A Common Stock (“New Shares”). No New Share will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange their Old Certificates.

Stockholders holding shares of Class A Common Stock both in certificate form and in book entry will receive a transmittal letter and must surrender all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent, in order to exchange both their certificated and book entry shares.

Stockholders will then receive a DRS account statement representing the number of whole New Shares to which they are entitled as a result of the reverse stock split. Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Class A Common Stock, as applicable, to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Shares in book entry. If an Old Certificate has a restrictive legend on its back, the account reflecting the New Shares will have a notation with the same restrictive legend that is on the back of the Old Certificate. If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Fractional Shares.”

Effect on Registered “Book-Entry” Holders of Class A Common Stock (i.e., stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of the Company’s registered holders of Class A Common Stock may hold their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Class A Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares only in book-entry form with the transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Class A Common Stock held following the reserve stock split.

If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the Effective Time. By signing and cashing the check, stockholders will warrant that they owned the shares of Class A Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Time of the reverse stock split and the date payment is received.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The reverse stock split will not affect the par value of a share of the Class A Common Stock. As a result, as of the Effective Time of the reverse stock split, the stated capital attributable to Class A Common Stock on the Company’s balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Class A Common Stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the reverse stock split, and the Company will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the reverse stock split to holders of the Class A Common Stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of Class A Common Stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;
•	financial institutions;
•	insurance companies;
•	tax-exempt organizations;
•	dealers in securities or foreign currencies;
•	persons whose functional currency is not the U.S. dollar;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons who own more than 5% of the Company’s outstanding stock;
•	persons that hold the Class A Common Stock as part of a straddle, hedge, constructive sale, conversion or other integrated transaction; and
•	U.S. holders who acquired their shares of Class A Common Stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Class A Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the reverse stock split to them.

This discussion does not address the tax consequences of the reverse stock split under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of the Class A Common Stock are urged to consult with their own tax advisors as to the tax consequences of the reverse stock split in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of the Class A Common Stock that for U.S. federal income tax purposes is:

•	an individual that is a citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;
•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or
•

a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Reverse Stock Split Generally

Except as provided below with respect to cash received in lieu of fractional shares, a U.S. holder will not recognize any gain or loss as a result of the reverse stock split.

Cash Received in Lieu of Fractional Shares

A U.S. holder that receives cash in lieu of a fractional share of Class A Common Stock in the reverse stock split will generally be treated as if the U.S. holder had participated in a redemption to the extent of the cash. The tax treatment of the receipt of cash could depend in part on the percentage of the Company’s stock owned by the U.S. holder before and after the reverse stock split, and it is therefore possible that the tax treatment of the receipt of the cash by some U.S. holders will differ from the tax treatment of the receipt of the cash by other U.S. holders. Some U.S. holders may recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the basis of the pre-reverse stock split Class A Common Stock allocable to the fractional interest. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the Class A Common Stock exchanged therefor was greater than one year as of the date of the exchange. In the case of other U.S. holders, the cash might instead be treated as a return of capital or, if the Company has current or accumulated earnings and profits, a dividend. U.S. holders should consult with their own tax advisors to determine the proper tax treatment of the receipt of cash in lieu of a fractional share.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the Class A Common Stock received in the reverse stock split will equal such stockholder’s aggregate tax basis in the Class A Common Stock surrendered in the reverse stock split reduced by any amount allocable to a fractional share of post-reverse stock split Class A Common Stock for which cash is received. The holding period for the shares of the Class A Common Stock received in the reverse stock split generally will include the holding period for the shares of the Class A Common Stock exchanged therefor.

The Company does not have any plans, proposals or arrangements to issue for any purpose, including future acquisitions and/or financings, any of the authorized shares of Class A Common Stock that would become newly available for issuance following the reverse stock split.

Effect of Proposal One and Proposal Two

This Proposal One is not conditioned upon approval of Proposal Two. If this Proposal One is approved and Proposal two is not approved, the Board may still determine to implement the Reverse Stock Split.

Vote Required

This Proposal One requires the affirmative vote of the holders of a majority of the voting power of the shares of Class A Common Stock and the Series B Preferred Stock, voting together as a single class. The share of Series B Preferred Stock has 1,800,000,000 votes, provided that the holders of one third (1/3) of the total number of issued and outstanding shares of Class A Common Stock are present, in person (including by remote communication, if applicable) or represented by proxy, at the Special Meeting, but those votes must be cast in the same proportion as the votes cast by holders of shares of Class A Common Stock on this Proposal One. With respect to the Class A Common Stock, abstentions and broker non-votes, if any, have the same effect as votes “Against” Proposal One. Because the Series B Preferred Stock will be voted in a manner that mirrors votes actually cast by the holders of Class A Common Stock for or against Proposal One and does not treat abstentions or broker non-votes as votes cast, abstentions and broker non-votes, if any, will have no effect on the manner in which the Series B Preferred Stock votes are cast. .

Based upon NYSE guidance, this Proposal One is characterized as a “routine” matter. Accordingly, brokers may vote on Proposal One regardless of whether they receive voting instructions from the beneficial owner, and we do not expect to receive any broker non-votes with respect to Proposal One.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S CLASS A COMMON STOCK, AT THE BOARD’S DISCRETION.

PROPOSAL TWO
AMENDMENT OF THE COMPANY’S CERTIFICATE OF INCORPORATION TO
REDUCE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK IN CONNECTION WITH A REVERSE STOCK SPLIT

The Company’s Certificate of Incorporation currently authorizes the issuance of a total of 290,000,000 shares of capital stock. Of such shares, 275,000,000 are designated as Class A Common Stock and 15,000,000 are designated as preferred stock. As of April 5, 2023, there were 186,914,711 shares of Class A Common Stock issued and outstanding. With respect to the 15,000,000 shares of authorized preferred stock, (i) twenty (20) are designated as Series A 10% non-voting cumulative preferred stock, of which seven (7) are issued and outstanding and one (1) was issued but is no longer outstanding and (ii) one (1) is designated as Series B redeemable preferred stock, of which one (1) is issued and outstanding.

In addition to the 186,914,711 shares of Class A Common Stock issued and outstanding, as of April 5, 2023, the Company had reserved for issuance (i) 13,400,356 shares of Class A Common Stock pursuant to the 2017 Plan, (ii) 862,500 shares of Class A Common Stock upon exercise of inducement awards, (iii) 212,037 shares of Class A Common Stock pursuant to options that remain outstanding under our 2010 Second Amended and Restated Equity Incentive Plan, (iv) 19,700,000 shares of Class A Common Stock pursuant to our equity line with B. Riley Securities, Inc., and (v) 1,315,851 shares of Class A Common Stock held in the treasury of the Company. If Proposal One is approved by stockholders and a reverse stock split is implemented, each of these numbers would be adjusted accordingly.

If Proposal One is approved by stockholders and a reverse stock split is implemented, the number of shares of Class A Common Stock authorized under our Certificate of Incorporation will not be proportionally reduced automatically. Accordingly, the number of authorized shares of Class A Common Stock will be disproportionately higher than the number of shares of Class A Common Stock issued and outstanding. In that event, the Company proposes to reduce the number of authorized shares of Class A Common Stock from 275,000,000 to a number of shares, as determined by the Board, that would not exceed two times the number of shares that would result if a proportional reduction were made in connection with a reverse stock split under Proposal One, if implemented. In no event would the number of authorized shares of Class A Common Stock be reduced below the number of issued and outstanding shares of Class A Common Stock plus the number of shares of Class A Common Stock reserved or otherwise committed for issuance at the time of such amendment. The language of the new Section 4.1 of the Certificate of Incorporation which would be contained in an amendment is set forth in Appendix B to this Proxy Statement (the “Authorized Shares Amendment”). The Authorized Shares Amendment is conditioned upon approval of the Reverse Stock Split Amendment, and would be effected, if at all, only together with the Reverse Stock Split Amendment.

The table below illustrates the effect, as of April 5, 2023, of such a reduction in authorized shares of Class A Common Stock based on a reverse stock split at certain ratios on (i) the shares of Class A Common Stock outstanding; (ii) the shares of Class A Common Stock reserved for issuance, (iii) the highest number of total authorized shares of Class A Common Stock under the Certificate of Incorporation, and (iv) the resulting number of shares of Class A Common Stock available for issuance:

	Shares Outstanding	Shares Reserved for Issuance	Total Authorized Shares as adjusted (maximum)	Shares Authorized and Available (% of total authorized)
Prior to Reverse Stock Split	186,914,711	34,174,893	275,000,000	53,910,396 (19.6%)
One-for-two	93,457,355	17,087,446	275,000,000	164,455,199 (59.8%)
One-for-ten	18,691,471	3,417,489	55,000,000	32,891,040 (59.8%)
One-for-twenty	9,345,735	1,708,744	27,500,000	16,445,521 (59.8%)

The Company believes that such a reduced number of authorized shares would allow the Company to have sufficient additional shares of Class A Common Stock available for future uses, including issuances pursuant to the Company’s 2017 Equity Plan for compensatory purposes, although no such future uses are contemplated, or subject to any proposal for stockholder approval, at this time, and would not subject stockholders to the more significant level of dilution if a reverse stock split were effected as described above. The Company believes that reducing the number of authorized shares of Class A Common Stock is in the best interests of the Company and its stockholders, as it would provide the Company with flexibility and alternatives in structuring future transactions while eliminating the potential for extreme dilution to stockholders.

The Authorized Shares Amendment would not change any of the rights, restrictions, terms or provisions relating to the Class A Common Stock or the preferred stock. Under the General Corporation Law of the State of Delaware, stockholders are not entitled to appraisal rights with respect to the Authorized Shares Amendment. The Company will not independently provide stockholders with any such right. Additionally, holders of Class A Common Stock do not have any preemptive rights with respect to the issuance of Class A Common Stock.

Future issuances of Class A Common Stock would dilute stockholders. Any future issuance of Class A Common Stock, other than on a pro-rata basis, would dilute the percentage ownership and voting interest of the then current stockholders.

Effect of Proposal One and Proposal Two

This Proposal Two is conditioned upon approval of Proposal One and the implementation of a reverse stock split. If Proposal One is not approved by stockholders, or if Proposal One is approved by stockholders but a reverse stock split is not implemented, the Board will not effect Proposal Two even if stockholders approve it. If Proposal One is approved and a reverse stock split is implemented, the Board will implement Proposal Two.

Vote Required

This Proposal Two requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock issued and outstanding and entitled to vote at the Special Meeting. Abstentions and broker non-votes, if any, will have the same effect as “Against” votes. The Series B Preferred Stock will not vote on Proposal Two. Abstentions on Proposal Two will have the same effect as a vote against Proposal Two.

Based upon NYSE guidance, this Proposal Two is characterized as a “routine” matter. Accordingly, brokers may vote on Proposal Two even if they do not receive instructions from beneficial owners. Accordingly, we do not expect to receive any broker non-votes on Proposal Two. If we do receive any broker non-votes on Proposal Two, they would have the same effect as votes against Proposal Two.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO REDUCE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK IN CONNECTION WITH A REVERSE STOCK SPLIT, SUBJECT TO THE BOARD’S DISCRETION.

OTHER MATTERS

The Board does not know of any other matters that may be brought before the Special Meeting. However, if any such other matters are properly brought before the Special Meeting, the proxies may use their own judgment to determine how to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 5, 2023, the Company’s directors, executive officers, and principal stockholders beneficially own, directly or indirectly, in the aggregate, approximately 16.1% of its outstanding Class A Common Stock and 100% of its outstanding Series B Preferred Stock. These stockholders have significant influence over the Company’s business affairs, with the ability to control matters requiring approval by the Company’s stockholders.

The following table sets forth as of April 5, 2023, certain information with respect to the beneficial ownership of the Class A Common Stock as to (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of the Class A common stock, (ii) each of the Company’s directors, (iii) each of the Company’s Chief Executive Officer and its two other most highly compensated individuals who were serving as executive officers at the end of the Last Fiscal Year, for services rendered in all capacities during the Last Fiscal Year (the “Named Executive Officers”), and (iv) all of the company’s directors and executive officers as a group.

CLASS A COMMON STOCK	Shares Beneficially Owned (b)
Name (a)	Number		Percent
Christopher J. McGurk	6,500,375	(c)	3.4%
Gary S. Loffredo	2,056,033	(d)	1.1%
Erick Opeka	1,697,095	(e)	*
Ashok Amritraj	340,651		*
Peter C. Brown	554,936	(f)	*
Patrick W. O’Brien	473,752		*
Peixin Xu	19,175,638	(g)	10.3%
All directors and executive officers as a group (8 persons)	31,398,480	(h)	16.1%

SERIES B PREFERRED STOCK	Shares Beneficially Owned
Name (a)	Number		Percent
Christopher J. McGurk	1		100.0%
All directors and executive officers as a group (8 persons)	1		100.0%

(a)	Unless otherwise indicated, the business address of each person named in the table is c/o Cinedigm Corp., 244 Fifth Avenue, Suite M289, New York, NY 10001.
(b)

Applicable percentage of ownership is based on 186,914,711 shares of Class A Common Stock outstanding as of April 5, 2023 together with all applicable options, warrants and other securities convertible into shares of our Class A Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of Class A Common Stock subject to options, warrants or other convertible securities exercisable within 60 days after April 5, 2023 are deemed outstanding for computing the percentage ownership of the person holding such options, warrants or other convertible securities, but are not deemed outstanding for computing the percentage of any other person. Except as otherwise noted, the named beneficial owner has the sole voting and investment power with respect to the shares of Class A Common Stock shown. Certain information is based on the numbers of shares reported in the most recent Schedule 13D or Schedule 13G, as amended, as applicable, filed by stockholders with the SEC through April 5, 2023 and information provided by holders or otherwise known to the Company

(c)

Includes (i) 150,000 shares of Class A Common Stock underlying currently exercisable options and (ii) 4,033,333 shares of Class A Common Stock underlying currently exercisable stock appreciation rights.

(d)	Includes 35,000 shares of Class A Common Stock underlying currently exercisable options and 1,100,000 shares of Class A Common Stock underlying currently exercisable stock appreciation rights.

(e)	Includes (i) 8,000 shares of Class A Common Stock underlying currently exercisable options and (ii) 1,355,000 shares of Class A Common Stock underlying currently exercisable stock appreciation rights.
(f)	Includes 92,067 shares owned by Grassmere Partners LLC, of which Mr. Brown is Chairman. Mr. Brown disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein.
(g)

Includes (i) 421,704 shares of Class A Common Stock owned directly, (ii) 8,217,683 shares of Class A Common Stock held by Mingtai Investment LP (“Mingtai”), (iii) 3,898,615 shares of Class A Common Stock held by Antai Investment LP (“Antai”), and (iv) 6,627,636 shares of Class A Common Stock held by Shangtai Asset Management LP (“Shangtai”). Mingtai is indirectly managed by a subsidiary of Bison Finance Group Limited (“BFGL”), which is controlled by Mr. Xu. Shangtai is indirectly managed by a subsidiary of BFGL. Mr. Xu controls the manager of the general partner of Antai. The business address of Mr. Xu is 609-610 21st Century Tower, No. 40 Liangmaqiao Road, Chaoyang District, Beijing, China, 100016.

(h)

Includes a total of 7,781,333 shares that are not currently outstanding, consisting of (i) 193,000 shares of Class A Common Stock underlying currently exercisable options and (ii) 7,588,333 shares of Class A Common Stock underlying currently exercisable stock appreciation rights.

* * * * * * *

APPENDIX A

Language of New Section 4.1:

“FOURTH: CAPITALIZATION

Section 4.1 Authorized Shares.

The total number of shares of capital stock that the Corporation shall have authority to issue is two hundred ninety million (290,000,000) shares as follows: (i) two hundred seventy-five million (275,000,000) shares of common stock, of which two hundred seventy-five million (275,000,000) shares shall be Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); and (ii) Fifteen Million (15,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.

Upon this Certificate of Amendment becoming effective pursuant to the DGCL (the “Effective Time”), each [___]1 shares of Class A Common issued and outstanding or held by the Corporation in treasury immediately prior to the Effective Time (collectively, the “Old Common Stock”) shall automatically without further action on the part of the Company or any holder of Old Common Stock, be reclassified, combined and changed into one fully paid and nonassessable share of new Class A Common Stock (collectively, the “New Common Stock”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of whole shares of New Common Stock into which such Old Common Stock shall have been reclassified pursuant to this Certificate of Amendment; provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified pursuant to this Certificate of Amendment, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth below. There shall be no fractional shares issued with respect to the New Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to American Stock Transfer & Trust Company, or such other entity serving as the transfer agent of the Corporation (the “Transfer Agent”), as agent, for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Transfer Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the applicable New Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, the Transfer Agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.”

[1] The exact ratio will be within the range of two to twenty, and will be determined by the Board prior to the Effective Time and publicly announced by the Corporation.

A-1

APPENDIX B

Language of New Section 4.1:

“FOURTH: CAPITALIZATION

Section 4.1 Authorized Shares.

The total number of shares of capital stock that the Corporation shall have authority to issue is [____________________ (___________)] shares as follows: (i) [____________________ (___________)] shares of common stock, of which [____________________ (___________)]1 shares shall be Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); and (ii) Fifteen Million (15,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.

[1] The exact number of shares of authorized Class A Common Stock will be determined by the Board as described in this Proxy Statement prior to the Effective Time of the reverse stock split and publicly announced by the Corporation.

B-1

SCAN TO VIEW MATERIALS & VOTE • CINEDIGM CORP. ATTN: GARY LOFFREDO 244 FIFTH AVENUE, SUITE M289 NEW YORK, NY 10001 CINEDIGM CORP. The Board of Directors recommends you vote FOR proposals 1 and 2. 1. To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s Class A Common Stock, subject !!! to the Board’s discretion. 2. To approve an amendment to the Company’s Certificate of Incorporation to reduce the total number of shares of Class A Common Stock authorized !!! for issuance in connection with the reverse stock split. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Yes No Please indicate if you plan to attend this virtual meeting !! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on (Highlight comment SherC 4/14/2023 1:23:28 AM May 29) May 29, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CIDM2023 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on (Highlight comment SherC 4/14/2023 1:23:38 AM May 29) May 29, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. V07901-S64347 For Against Abstain

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. V07902-S64347 CINEDIGM CORP. Special Meeting of Stockholders (Highlight comment SherC 4/14/2023 1:22:30 AM May 30) May 30, 2023 (Highlight comment SherC 4/14/2023 1:22:36 AM 11:30 a) 11:30 a (Highlight comment SherC 4/14/2023 1:23:03 AM m) .m. PT This proxy is solicited by the Board of Directors The undersigned hereby appoints Christopher J. McGurk and Gary S. Loffredo, or either of them, with full power of substitution, as proxies to vote at the Special Meeting of Stockholders of CINEDIGM CORP. (the "Company") to be held on (Highlight comment SherC 4/14/2023 1:22:46 AM May 30) May 30, 2023 at (Highlight comment SherC 4/14/2023 1:22:51 AM 11:30 a) 11:30 a (Highlight comment SherC 4/14/2023 1:22:57 AM m) .m. Pacific Time and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and, in their discretion, upon such other matters as may come before the meeting. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR EACH OF PROPOSALS 1 AND 2. In addition, the shares will be voted as the Board of Directors of the Company may recommend with respect to any other business as may properly come before the meeting or any adjournment thereof. Continued and to be signed on reverse side